Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 15, 2015, by and among Forest City Enterprises, Inc., an Ohio corporation (“FCE Ohio”), Forest City Realty Trust, Inc., a Maryland corporation and a wholly-owned subsidiary of FCE Ohio (“Forest City REIT”), FCILP, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Forest City REIT (“FCILP”), and FCE Merger Sub, Inc., an Ohio corporation wholly-owned in the aggregate by Forest City REIT and FCILP (“FCE Merger Sub”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A. The Board of Directors of FCE Ohio approved an overall plan (the “REIT Conversion”) to restructure its business operations so that it will qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes; and

B. The REIT Conversion includes, among other things, the merger of FCE Merger Sub with and into FCE Ohio, with FCE Ohio as the surviving corporation; and

C. Section 1701.78 of the General Corporation Law of the State of Ohio, 17 O.R.C. § 1701, et seq. (the “OGCL”), authorizes the merger of an Ohio corporation with and into another Ohio corporation; and

D. For federal income tax purposes it is intended that the Merger (as defined in Section 1.1), taken together with the subsequent conversion of FCE Ohio into a Delaware limited partnership, pursuant to the REIT Conversion, qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

E. The respective Boards of Directors of FCE Ohio, Forest City REIT and FCE Merger Sub and the managing member of FCILP each has determined that the REIT Conversion, including the Merger, is advisable and in the best interest of their respective entities and stockholders (or, in the case of FCILP, its member) as applicable, and have approved the adoption of the Merger on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER; EFFECTIVE TIME; EFFECTS OF MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with Section 1701.78 of the OGCL, FCE Merger Sub shall be merged with and into FCE Ohio and the separate corporate existence of FCE Merger Sub shall thereupon cease (the “Merger”) and FCE Ohio shall be the surviving corporation of the

Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and the separate existence of FCE Ohio will continue unaffected by the Merger.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, the parties hereto shall, at such time as they deem advisable, cause a certificate of merger substantially in the form of Exhibit A attached hereto (the “Ohio Certificate of Merger”) to be executed and filed with the Secretary of State of Ohio and make all other filings or recordings required by Ohio law in connection with the Merger. The Merger shall become effective upon the filing of the Ohio Certificate of Merger with the Secretary of State of Ohio, or at such other time as FCE Ohio and FCE Merger Sub shall agree and specify in the Ohio Certificate of Merger (the “Effective Time”).

1.3 Effects of Merger. The Merger shall have the effects specified in the OGCL and this Agreement.

1.4 Articles of Incorporation, Bylaws and Management of the Surviving Corporation.

(a) The articles of incorporation of FCE Ohio as they shall exist immediately prior to the Effective Time shall be and remain the articles of incorporation of the Surviving Corporation as of the Effective Time, until altered, amended or repealed as provided therein or by applicable law.

(b) The code of regulations of FCE Ohio as it shall exist immediately prior to the Effective Time shall be and remain the code of regulations of the Surviving Corporation until altered, amended or repealed as provided therein or by applicable law.

(c) The members of the Board of Directors, members of the committees of the Board of Directors and the officers and management of FCE Ohio in office immediately prior to the Effective Time, including any additional persons elected after the date of this Agreement, shall continue to serve as the members of the Board of Directors, members of the committees of the Board of Directors and the officers and management of the Surviving Corporation, respectively, from and after the Effective Time in accordance with the code of regulations of the Surviving Corporation, except for such persons who resign or leave, if any, immediately prior to, at, or immediately following the Effective Time.

1.5 Tax Treatment of the Merger. The parties hereto agree to treat the Merger, taken together with the subsequent conversion of FCE Ohio into a Delaware limited partnership pursuant to the REIT Conversion, for U.S. federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code, and hereby adopt this Agreement and the relevant steps of the REIT Conversion as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

1.6 Successor Issuer. The parties hereto intend that Forest City REIT be deemed a successor issuer of FCE Ohio in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended, and Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”).

At or after the Effective Time, Forest City REIT shall file (i) an appropriate report on Form 8-K describing the Merger and (ii) appropriate amendments to any Registration Statements of FCE Ohio on Form S-3 and Form S-8.

ARTICLE II

EFFECT ON CAPITAL STOCK; CONVERSION OF OPTIONS; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of FCE Ohio, Forest City REIT, FCILP and FCE Merger Sub or the equityholders, as applicable, of such entities:

(a) Each share of Class A Common Stock, par value $.33-1/3 per share, of FCE Ohio (“FCE Ohio Class A Common Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into one (1) validly issued, fully paid and nonassessable share of Class A common stock, par value $0.01 per share, of Forest City REIT (“Forest City REIT Class A Common Stock”).

(b) Each share of Class B Common Stock, par value $.33-1/3 per share, of FCE Ohio (“FCE Ohio Class B Common Stock”, and, together with the FCE Ohio Class A Common Stock, the “FCE Ohio Common Stock”) issued and outstanding immediately prior to the Effective Time, shall be converted into one (1) validly issued, fully paid and nonassessable share of Class B common stock, par value $0.01 per share, of Forest City REIT (“Forest City REIT Class B Common Stock,” and, together with the Forest City REIT Class A Common Stock, the “Forest City REIT Common Stock”).

(c) All shares of Forest City REIT Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be canceled and retired without payment of consideration therefor and shall cease to exist.

(d) Each share of FCE Ohio Common Stock held in FCE Ohio’s treasury immediately prior the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(e) Each share of the common stock, $0.01 par value per share, of FCE Merger Sub issued and outstanding immediately prior to the Effective Time (specifically, the shares held by Forest City REIT and FCILP), will be converted into one (1) validly issued, fully paid and nonassessable share of the Surviving Corporation’s Class B Common Stock, par value $.33-1/3 per share (“Surviving Corporation Common Stock”), so that, from and after the Effective Time, Forest City REIT and FCILP shall be the holders in the aggregate of all of the issued and outstanding shares of Surviving Corporation Common Stock.

2.2 Dividends. At the Effective Time, FCE Ohio’s obligations with respect to any dividends or other distributions to the stockholders of FCE Ohio that have been declared by FCE Ohio but not paid prior to the Effective Time will be assumed by Forest City REIT in accordance with the terms thereof.

2.3 FCE Ohio Benefit Plans. At the Effective Time, the rights and obligations of FCE Ohio under FCE Ohio’s 1994 Stock Plan (as amended and restated as of March 17, 2013 and further amended on December 17, 2013), 2005 Deferred Compensation Plan for Nonemployee Directors (as amended and restated effective January 1, 2008), and Deferred Compensation Plan for Nonemployee Directors (including all amendments or modifications, collectively, the “Plans”), the awards made under the Plans that are outstanding immediately prior to the Effective Time and the related award agreements, and any and all other agreements respecting awards made under any of the Plans and in effect immediately prior to the Effective Time will be assumed by Forest City REIT in accordance with the terms thereof, and all rights of the parties thereto and the participants therein to acquire shares of FCE Ohio Common Stock on the terms and conditions of the Plans, the award agreements and such other agreements will be converted on a one-for-one basis into rights to acquire shares of Forest City REIT Common Stock, in each case, to the extent set forth in, and in accordance with, the terms of such Plans, awards and other agreements. From and after the Effective Time, Forest City REIT shall have all amendment and administrative authority with respect to such Plans, awards, and agreements to the extent that FCE Ohio had such authority immediately prior to the Effective Time.

2.4 No Surrender of Certificates; Direct Registration of Forest City REIT Common Stock.

(a) At the Effective Time, each outstanding share of FCE Ohio Common Stock shall automatically represent the same number of shares of Forest City REIT Common Stock of the corresponding class without any further act or deed by the stockholders of FCE Ohio and record of such ownership shall be kept in uncertificated, book entry form by Forest City REIT’s transfer agent. Until thereafter surrendered in the ordinary course, each outstanding certificate that, immediately prior to the Effective Time, evidenced FCE Ohio Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence only the right to receive the merger consideration issuable in respect of the shares of FCE Ohio Common Stock represented by such certificates immediately prior to the Effective Time without any interest thereon.

(b) At the Effective Time, the stock transfer books of FCE Ohio shall be closed and thereafter there shall be no further registration of transfers of shares of FCE Ohio Common Stock theretofore outstanding on the records of FCE Ohio. From and after the Effective Time, the holders of certificates representing shares of FCE Ohio Common Stock outstanding immediately prior to the Effective Time (such certificates, the “Certificates”) shall cease to have any rights with respect to such shares of FCE Ohio Common Stock except as otherwise provided in this Agreement or by law.

(c) No fractional shares of Forest City REIT Common Stock shall be issued pursuant hereto.

(d) None of FCE Ohio, Forest City REIT, FCE Merger Sub, or any other person shall be liable to any former holder of shares or securities of FCE Ohio for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

ARTICLE III

CONDITIONS

3.1 Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, with respect to clauses (b) through (l) below, waiver by FCE Ohio in its sole discretion, of the following conditions at or prior to the Effective Time:

(a) This Agreement shall have been duly approved and adopted by the requisite vote of the stockholders of FCE Ohio.

(b) FCE Ohio’s Board of Directors shall have determined that the transactions constituting the REIT Conversion that are necessary to enable Forest City REIT to qualify as a REIT for U.S. federal income tax purposes, have occurred or are reasonably likely to occur.

(c) FCE Ohio’s Board of Directors shall not have determined that the REIT Conversion or Forest City REIT’s anticipated qualification as a REIT under the Code is no longer advisable and in the best interest of FCE Ohio and its stockholders.

(d) Each provision proposed to be included in the Forest City REIT charter that will be in effect as of the Effective Time that is subject to a proposal considered and voted upon by FCE Ohio stockholders at the special meeting held to approve and adopt this Agreement shall have been approved, and Forest City REIT shall have amended and restated its charter (such amendment and restatement being effective as of the Effective Time) to read substantially in the form attached hereto as Exhibit C.

(e) Each provision proposed to be included in the Forest City REIT bylaws that will be in effect as of the Effective Time that is subject to a proposal considered and voted upon by FCE Ohio stockholders at the special meeting held to approve and adopt this Agreement shall have been approved, and Forest City REIT shall have amended and restated its bylaws (such amendment and restatement being effective as of the Effective Time) to read substantially in the form attached hereto as Exhibit D.

(f) FCE Ohio shall have received from Sullivan & Cromwell LLP an opinion to the effect that (i) the Merger and the steps taken to convert FCE Ohio to a Delaware limited partnership as part of the REIT Conversion, taken together, qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and that (ii)

commencing with Forest City REIT’s taxable year ending December 31, 2016, Forest City REIT’s organization and proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT under the Code, substantially in the form attached hereto as Exhibit B.

(g) The shares of Forest City REIT Common Stock issuable to stockholders of FCE Ohio pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(h) The Form S-4 previously filed with the Securities and Exchange Commission (the “SEC”) by Forest City REIT in connection with the REIT Conversion shall have become effective under the Securities Act, and shall not be the subject of any stop order or proceeding seeking a stop order.

(i) FCE Ohio and Forest City REIT shall have executed supplemental indentures to the Indenture, dated as of October 26, 2009, the Indenture, dated as of July 9, 2011, and the Indenture, dated July 19, 2013, each between FCE Ohio, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, effective as of the Effective Time, pursuant to which Forest City REIT will assume the obligations of FCE Ohio to issue common stock upon conversion of the convertible senior notes issued under such indentures and all other rights and obligations of FCE Ohio under such indentures.

(j) The members of the board of directors, members of the committees of the board of directors and the officers and management of FCE Ohio in office immediately prior to the Effective Time, including any additional persons elected after the date of this Agreement, shall be elected or appointed to serve as the members of the board of directors, members of the committees of the board of directors and the officers and management, respectively, of Forest City REIT, from and after the Effective Time in accordance with the bylaws of Forest City REIT, except for such persons who resign or leave, if any, immediately prior to, at or immediately following the Effective Time.

(k) FCE Ohio’s Board of Directors shall have determined, in its sole discretion, that no legislation or proposed legislation with a reasonable possibility of being enacted will have the effect of (a) impairing in any material respect the ability of Forest City REIT to qualify as a REIT under the Code commencing with the taxable year ending December 31, 2016, (b) increasing in any material respect the federal tax liabilities of Forest City REIT resulting from so qualifying or (c) amending Sections 856 through 860 of the Code in a manner that reduces in any material respect the expected benefits to Forest City REIT of so qualifying.

(l) FCE Ohio shall have received all governmental approvals and third party consents required to be obtained by FCE Ohio or its subsidiaries in connection with the Merger and the transactions constituting the REIT conversion, except where the failure to obtain such approvals or consents would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Forest City REIT, FCE Ohio and their subsidiaries taken as a whole.

ARTICLE IV

TERMINATION

4.1 Termination of Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of FCE Ohio, by the Board of Directors of FCE Ohio in its sole discretion.

4.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IV, this Agreement shall forthwith become null and void and have no effect and no party hereto (or any of its stockholders, members, directors or officers) shall have any liability or further obligation to any other party to this Agreement with respect to such termination and abandonment.

ARTICLE V

GENERAL PROVISIONS

5.1 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of FCE Merger Sub or FCE Ohio, then Forest City REIT, its officers or other authorized persons of the Surviving Corporation are authorized to take any such necessary or desirable actions including the execution, in the name and on behalf of FCE Merger Sub or FCE Ohio, of all such deeds, bills of sale, assignments and assurances.

5.2 No Appraisal Rights. The holders of shares of FCE Ohio Common Stock are not entitled under applicable law to dissenters’ or appraisal rights as a result of the Merger and REIT Conversion.

5.3 Entire Agreement. This Agreement and the Exhibits and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

5.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Agreement by the stockholders of FCE Ohio, but, after such stockholder approval, no amendment shall be effective which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

5.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

5.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

5.8 Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

5.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.10 Waiver of Conditions.

(a) The conditions to each of the parties’ obligations to consummate the Merger enumerated in Section 3.1(b) through (l) may be waived by FCE Ohio in whole or in part to the extent permitted by applicable law.

(b) In the event the FCE Ohio stockholders fail to approve one or more of the provisions proposed to be included in the Forest City REIT charter or Forest City REIT bylaws that will be in effect as of the Effective Time that are subject to a proposal at the special meeting held to approve and adopt this Agreement and FCE Ohio, in its sole discretion, elects to waive satisfaction of the related condition and proceed with the consummation of the Merger, Forest City REIT shall, at the Effective Time, cause its charter and/or its bylaws to be consistent with the forms attached hereto as Exhibit C and Exhibit D, respectively, but with such changes as are necessary to remove any proposed provision that did not receive the requisite approval of the FCE Ohio stockholders at the special meeting and substitute a provision consistent with the terms of the FCE Ohio organizational documents in effect immediately prior to the Merger.

5.11 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

FOREST CITY ENTERPRISES, INC., an Ohio corporation

By:	/s/ DAVID J. LARUE
	Name:	David J. LaRue
	Title:	President, Chief Executive Officer and Director

FOREST CITY REALTY TRUST, INC., a Maryland corporation

By:	/s/ DAVID J. LARUE
	Name:	David J. LaRue
	Title:	President, Chief Executive Officer and Director

FCE MERGER SUB, INC., an Ohio corporation

By:	/s/ DAVID J. LARUE
	Name:	David J. LaRue
	Title:	Chief Executive Officer

FCILP, LLC, a Delaware limited liability company

By:	/s/ DAVID J. LARUE
	Name:	David J. LaRue
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]